Exhibit 10.1

THE ST. PAUL TRAVELERS COMPANIES, INC.
385 Washington Street
St. Paul, Minnesota  55102

As of November 5, 2004

Jay S. Fishman
1200 Mount Curve Avenue
Minneapolis, Minnesota 55403

Dear Jay:

I am writing this letter on behalf of the Board of Directors (the “Board”) of The St. Paul Travelers Companies, Inc. (the “Company”) to confirm an amendment to the terms and conditions of your employment with the Company as set out in the letter agreement dated April 1, 2004 (the “Employment Agreement”).

1.             Amendment.  You and the Company agree that the first sentence of Section 7(d) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(d)      Transportation.  You will be required for security purposes to use the Company aircraft for all business travel and personal travel; provided, however, that (i) if you use the aircraft for international personal travel you will compensate the Company for such use at the maximum amount legally payable for any such flight under Section 91.501(d)(l)-(10) of the Federal Aviation Regulations, not to exceed the then applicable first class rate and (ii) your use of the aircraft for international personal travel will be on the terms set forth in Exhibit C.

2.             Exhibit.  You and the Company agree that the Employment Agreement is hereby amended to add the exhibit attached to this amendment as Exhibit C to the Employment Agreement immediately following Exhibit B thereto.

3.             Miscellaneous Provisions.

(a)           This amendment may be executed in any number of counterparts which together will constitute but one agreement.

(b)           This amendment will be governed by and construed and entered into in accordance with the laws of the State of Minnesota without reference to rules relating to conflict of laws.

(c)           Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

This amendment is intended to be a binding obligation upon both the Company and yourself.  If this amendment correctly reflects your understanding, please sign and return one copy to Ken Spence for the Company’s records.

THE ST. PAUL TRAVELERS COMPANIES, INC.

By:	/s/ Leslie B. Disharoon
	Name:	Leslie B. Disharoon
	Title:	Director

The above amendment correctly reflects our understanding, and I hereby confirm my agreement to the same.

Dated as of November 5, 2004	/s/ Jay S. Fishman
Jay S. Fishman

Exhibit C

TERMS OF TIME SHARING AGREEMENT

                For the purposes of these Time Sharing Terms (these “Terms”), “Lessor” refers to The St. Paul Travelers Companies, Inc., “Lessee” refers to Jay S. Fishman and the “parties” refers to Lessor and Lessee.

1.                Lease of Aircraft.  Lessor or one of its affiliates has exclusive use, possession, command and control of the aircraft identified on Schedule 1 hereto (the “Aircraft”).  Lessee and the General Counsel of Lessor may from time to attend amend Schedule 1 hereto.  Lessor agrees to lease the Aircraft to Lessee, with a flight crew on a “time sharing” basis as defined in Section 91.501(c)(1) of the Federal Aviation Regulations (“FAR”) and pursuant to the terms and conditions of these Terms and the provisions of FAR Section 91.501(b)(6) and Section 91.501(c)(1), and to provide a fully-qualified and credentialed flight crew for all flights to be conducted hereunder.  The parties acknowledge and agree that this arrangement did not result in any way from any direct or indirect advertising, holding out or soliciting on the part of Lessor or any person purportedly acting on behalf of Lessor.  Lessor and Lessee intend that the lease of the Aircraft effected by these Terms shall be treated as a “wet lease” pursuant to which Lessor provides transportation services to Lessee in accordance with FAR Section 91.501(b)(6) and Section 91.501(c)(1).  Lessor shall cause its affiliates to comply with the terms hereof to the extent applicable.

2.                Payment for Use of Aircraft.  Lessee shall pay Lessor for each flight conducted under these Terms the maximum amount legally payable for such flight under Section 91.501(d)(l)-(10) of the Federal Aviation Regulations, not to exceed the then applicable first class rate.

3.                Operational Control of Aircraft.  Lessor and Lessee intend and agree that at all times Lessor shall have complete and exclusive operational control over the Aircraft, its flight crews and maintenance, and complete and exclusive possession, command and control of the Aircraft.  Lessor shall have complete and exclusive responsibility for scheduling, dispatching and flight following of the Aircraft on all flights conducted under these Terms, which responsibility includes the sole and exclusive right over initiating, conducting and terminating such flights.

4.                Billing.  Lessee shall pay all amounts due to Lessor under Section 2 not later than 30 days after receipt of the invoice therefor.

5.                Scheduling.  Lessee will provide Lessor with requests for flight time and proposed flight schedules as far in advance of any given flight as possible.  Requests for flight time shall be in a form (whether oral or written) mutually convenient to, and agreed upon by, the parties.  In addition to proposed schedules and flight times, Lessee shall provide Lessor with the following information for each proposed flight prior to scheduled departure: (i) proposed departure point; (ii) destination; (iii) date and time of flight; (iv) the number of anticipated passengers; (v) the nature and extent of luggage to be carried; (vi) the date and time of a return flight, if any; and (vii) any other pertinent information concerning the proposed flight that Lessor or the flight crew may request.

6.                Maintenance of Aircraft.  Lessor shall be solely responsible for securing maintenance, preventive maintenance and required inspections of the Aircraft, and shall take such requirements into account in scheduling the Aircraft.  No period of maintenance, preventive maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft hereunder, unless such maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot-in-command.

7.                Flight Crew.

(a)               Lessor shall employ (as its common law employees) or engage (as its independent contractors) and pay all salaries, benefits and and/or compensation for a fully-qualified flight crew with appropriate credentials to conduct each flight undertaken under these Terms.  All flight crewmembers shall be included on any insurance policies required to be maintained by Lessor hereunder.

(b)              The qualified flight crew provided by Lessor shall exercise all of its duties and responsibilities with regard to the safety of each flight conducted hereunder in accordance with applicable FAR’s.  The flight crew may, in its sole discretion, terminate any flight, refuse to commence any flight, or take any other action that, in the judgment of the pilot-in-command, is necessitated by considerations of safety.  No such termination or refusal to commence by the pilot-in-command shall create or support any liability for loss, injury, damage or delay in favor of Lessee or any other person.  Lessor shall not be liable for delay or failure to furnish the Aircraft and flight crew pursuant to these Terms when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, acts of God, or other causes reasonably beyond the control of Lessor.

8.                lnsurance.  Lessor shall ensure that there is in effect, at Lessor’s sole cost and expense, aircraft liability insurance for the Aircraft affording a minimum of $200,000,000 combined single limit for bodily injury (including passengers) and/or property damage.  Such insurance shall name Lessee as an additional insured, shall include a waiver of subrogation against Lessee, its agents, family, guests and employees, and shall provide for 30 days prior written notice to Lessee of cancellation or material change in coverage (seven days, or such shorter period then prevailing in the business aviation insurance market, in the case of war risk and allied perils).  Such insurance shall include contractual liability coverage covering Lessor’s indemnity obligations hereunder and shall permit the use of the Aircraft by Lessor for compensation or hire.  Lessor shall use reasonable commercial efforts to provide such additional insurance coverage for specific flights under this Agreement, if any, as Lessee may request in writing.  The cost of any such additional flight-specific insurance shall be borne by Lessee.

Lessor shall deliver certificates or binders of insurance to Lessee with respect to the insurance required or permitted to be provided hereunder promptly upon the renewal date of each policy.

9.                Taxes.  Lessor shall be responsible for collecting from Lessee and paying over to the appropriate agencies all applicable Federal transportation taxes and any sales, use or other excise taxes imposed by any governmental authority in connection with any use of the Aircraft by Lessee under these Terms.  Lessor shall indemnify Lessee against any and all claims, liabilities, costs and expenses (including attorney’s fees as and when incurred) arising out of its breach of this undertaking.

10.              Lessee’s Representations and Warranties.  Lessee represents and warrants that:

(a)                                Lessee shall not use the Aircraft to carry persons or property for hire or in any manner which would constitute common carriage within the terms of the FAR’s.

(b)                                 Lessee shall refrain from incurring any mechanic’s or other liens in connection with inspection, preventive maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement.

(c)                                Lessee will abide by and conform to all laws, governmental and airport orders, rules and regulations, as shall be imposed upon the lessee of an aircraft under a time sharing arrangement.

11.              Lessor’s Representations and Warranties.  Lessor represents and warrants that:

(a)                            It shall conduct all operations under this Agreement in compliance with (i) all applicable provisions of all governmental authorities having jurisdiction, including, but not limited to, the Federal Aviation Administration and the governmental authorities of each foreign jurisdiction in or over which the Aircraft may be operated hereunder; (ii) the terms, conditions and limitations of, and in the geographical areas allowed by, the insurance policies required hereunder; and (iii) the operating instructions of the Aircraft’s flight manual and the manufacturers’ operating and maintenance instructions.

(b)                             The Aircraft is, and at all times during the term of this Agreement shall continue to be, in airworthy condition and in full compliance with all applicable rules of the Federal Aviation Administration.

(c)                              Lessor shall not do any act or voluntarily suffer or permit any act to be done whereby any insurance required hereunder shall or may be suspended, impaired or defeated.  In no event shall Lessor suffer or permit the Aircraft to be used or operated during the term without such insurance being fully in effect, including, without limitation, use of the Aircraft in any geographical area not covered by the policies issued to Lessor and then in effect.

(d)                             Lessor will carry a copy of these Terms in the Aircraft at all times that the Aircraft is being operated hereunder.

12.              Term of Agreement.  These Terms shall remain in effect during the term of the letter agreement, dated April 1, 2004, as amended, between Lessor and Lessee.

13.              Indemnity.

(a)               Lessor hereby covenants and agrees that it shall be fully liable to, and shall promptly upon demand defend, indemnify and hold harmless Lessee and his agents, guests, invitees, licensees and employees from and against any and all liabilities, claims, demands, suits, causes of action, losses, penalties, fines, expenses or damages, including legal fees, arising out of or in connection with (i) Lessor’s use, operation or maintenance of the Aircraft, (ii) Lessor’s performance of or failure to perform any service or obligation which is the subject matter of these Terms, or (iii) any other breach by Lessor of any of the representations, warranties, covenants or agreements set forth in this Time Sharing Agreement.

(b)              Lessee hereby covenants and agrees that he shall be fully liable to, and shall promptly upon demand defend, indemnify and hold harmless Lessor and its agents and employees from and against any and all liabilities, claims, demands, suits, causes of action, losses, penalties, fines, expenses or damages, including legal fees, arising out of or in connection with any breach by Lessee of any of the representations, warranties, covenants or agreements set forth in these Terms.

14.              Limitation on Liability.  Notwithstanding anything to the contrary contained in these Terms, Lessee shall not have any liability arising out of these Terms to Lessor for any liabilities, claims, demands, suits, causes of action, losses, penalties, fines, expenses, damages or costs other than amounts payable by Lessee pursuant to Sections 2, 8, 9 or 13(b) of these Terms.  In no event shall Lessee be liable for any indirect, special, incidental, punitive or consequential damages.

15.              Relationship of Parties.  Lessor is strictly an independent contractor lessor/provider of transportation services with respect to Lessee.  Nothing in these Terms are intended, nor shall it be construed so as, to constitute the parties as partners or joint venturers or principal and agent.  All persons furnished by Lessor for the performance of the operations and activities contemplated by these Terms shall at all times and for all purposes be considered Lessor’s employee or agents, and Lessor shall be solely responsible for their performance.

16.              Integration.  These Terms sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, understandings, representations, warranties or negotiations by or between the parties with respect thereto, all of which are hereby cancelled.  There are no other agreements or representations, either oral or written, express or implied, with respect to the subject matter of these Terms that are not expressly set forth herein.  The representations, warranties and indemnities set forth in these Terms shall survive the termination of these Terms.

17.              FAR SECTION 91.23.  TRUTH-IN-LEASING STATEMENT UNDER SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS:

(A)             LESSOR HEREBY CERTIFIES THAT THE AIRCRAFT HAVE BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91 DURING THE 12-MONTH PERIOD PRECEDING THE EFFECTIVE DATE OF THESE TERMS. THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN COMPLIANCE WITH THE MAINTENANCE AND INSPECTION REQUIREMENTS OF FAR PART 91 FOR ALL OPERATIONS TO BE CONDUCTED UNDER THESE TERMS.

(B)              THE ST. PAUL TRAVELERS COMPANIES, INC. HEREBY CERTIFIES THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT FOR ALL OPERATIONS HEREUNDER AND THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(C)              THE PARTIES UNDERSTAND THAT AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

By signing below, the parties evidence their agreement with the foregoing terms.

The St. Paul Travelers Companies, Inc.

/s/ Leslie B. Disharoon
Name: Leslie B. Disharoon
Title: Director

/s/ Jay S. Fishman
Jay S. Fishman

Schedule 1

1.    N122SC, a 1996 Dassault Aviation Falcon 2000, s/n 25.

2.    N404ST, a 2003 Dassault Aviation Mystere Falcon 900, s/n 200.

3.    N822TP, a 1995 Dassault Aviation Falcon 2000, s/n 20.

4.    N924WJ, a 1983 Dassault-Breguet Falcon 50, s/n 141.